Exhibit 99

Dillard’s, Inc. Reports First Quarter Results

LITTLE ROCK, Ark.--(BUSINESS WIRE)--May 13, 2021--Dillard’s, Inc. (NYSE: DDS) (the “Company” or “Dillard’s”) announced operating results for the 13 weeks ended May 1, 2021. This release contains certain forward-looking statements. Please refer to the Company’s cautionary statements included below under “Forward-Looking Information.”

Dillard's Chief Executive Officer William T. Dillard, II stated, "There are a lot of good things to say about this quarter. As vaccinations increased, stimulus money was released and warmer weather arrived, we saw sales increase over 2019 levels, with momentum continuing throughout the quarter. We are pleased to report record performances in gross margin and earnings per share. With strong cash flow, we accomplished $59 million in share repurchase while still ending the quarter with $616 million in cash."

Due to the significant impact of COVID-19 on prior year figures, this release will include certain comparisons to 2019 to provide additional context.

Selected Financial Metrics of the First Quarter (Compared to the Prior Year First Quarter)

•Total retail sales increased 73%.
•Net income of $158.2 million compared to a net loss of $162.0 million
•Net income of $7.25 per share compared to net loss of $6.94 per share
•Retail gross margin of 42.7% compared to 12.8%
•Inventory decreased approximately 17%
•Operating expenses were $336.6 million (25.3% of sales) compared to $290.4 million (36.9% of sales).
•Share repurchases of $58.8 million during the quarter
•Cash flow from operations of $302.4 million compared to $111.1 million of cash used in operations
•Ending cash of $616 million compared to $70 million

First Quarter Results

Dillard’s reported net income for the 13 weeks ended May 1, 2021 of $158.2 million, or $7.25 per share, compared to a net loss of $162.0 million, or $6.94 per share, for the prior year first quarter. Included in net income for the 13 weeks ended May 1, 2021 is a pretax gain of $24.6 million ($19.2 million after tax or $0.88 per share) primarily related to the sale of three store properties.

Sales

Net sales for the 13 weeks ended May 1, 2021 and the 13 weeks ended May 2, 2020 were $1,328.5 million and $786.7 million, respectively. Net sales includes the operations of the Company’s construction business, CDI Contractors, LLC ("CDI").

Total retail sales (which excludes CDI) for the 13-week periods ended May 1, 2021 and May 2, 2020 were $1,296.7 million and $751.0 million, respectively. Total retail sales increased 73% for the 13-week period ended May 1, 2021. Stronger performing categories were juniors' and children's apparel, men's apparel and accessories and ladies' accessories and lingerie.

Comparing to the first quarter of 2019, total retail sales for the 13-week periods ended May 1, 2021 and May 4, 2019 were $1,296.7 million and $1,420.5 million, respectively, a decrease of 9%. Retail sales for the first quarter of 2021 compared to the first quarter of 2019 in comparable stores declined 6%.

Gross Margin / Inventory

Consolidated gross margin (which includes CDI) for the 13 weeks ended May 1, 2021 improved significantly to 41.7% compared to 12.5% for the prior year first quarter.

Retail gross margin (which excludes CDI) for the 13 weeks ended May 1, 2021 improved significantly to 42.7% compared to 12.8% for the prior year first quarter.

Compared to the first quarter of 2019, retail gross margin improved 489 basis points of sales to 42.7% from 37.8%.

Management attributes the substantial improvement in gross margin to better inventory management and customer demand leading to decreased markdowns in the first quarter of 2021.

Inventory decreased approximately 17% at May 1, 2021 compared to May 2, 2020.

Selling, General & Administrative Expenses

Consolidated selling, general and administrative expenses ("operating expenses") for the 13 weeks ended May 1, 2021 were $336.6 million (25.3% of sales) compared to $290.4 million (36.9% of sales) for the prior year first quarter.

Comparing to the first quarter of 2019, retail operating expenses for the 13 weeks ended May 1, 2021 and May 4, 2019 were $335.1 million (25.9% of sales) and $403.3 million (28.4% of sales), respectively.

The decrease is primarily due to decreased payroll and payroll related expenses.

Share Repurchase

During the 13 weeks ended May 1, 2021, the Company purchased $58.8 million (approximately 625,000 shares) of Class A Common Stock under its $500 million share repurchase program. As of May 1, 2021, authorization of $114.3 million remained under the program. Total shares outstanding (Class A and Class B Common Stock) at May 1, 2021 and May 2, 2020 were 21.4 million and 23.2 million, respectively.

Store Information

The Company operates 250 Dillard’s locations and 31 clearance centers spanning 29 states and an Internet store at dillards.com. Dillard's has closed and sold its Cortana Mall location in Baton Rouge, Louisiana (120,000 square feet). Total square footage at May 1, 2021 was 47.9 million square feet.

Dillard’s, Inc. and Subsidiaries
Condensed Consolidated Statements of Operations (Unaudited)
(In Millions, Except Per Share Data)

	13 Weeks Ended
	May 1, 2021		May 2, 2020
	Amount	% of Net Sales	Amount	% of Net Sales
Net sales	$1,328.5	100.0%	$786.7	100.0%
Service charges and other income	29.0	2.2	34.9	4.4
	1,357.5	102.2	821.6	104.4

Cost of sales	774.1	58.3	688.5	87.5
Selling, general and administrative expenses	336.6	25.3	290.4	36.9
Depreciation and amortization	46.4	3.5	50.9	6.5
Rentals	5.1	0.4	5.6	0.7
Interest and debt expense, net	11.5	0.9	12.3	1.6
Other expense	5.0	0.4	2.1	0.3
Gain on disposal of assets	24.6	1.9	—	0.0
Income (loss) before income taxes	203.4	15.3	(228.2)	(29.0)
Income taxes (benefit)	45.2		(66.2)
Net income (loss)	$158.2	11.9%	$(162.0)	(20.6)%

Basic and diluted earnings (loss) per share	$7.25		$(6.94)
Basic and diluted weighted average shares	21.8		23.4

Dillard’s, Inc. and Subsidiaries
Condensed Consolidated Balance Sheets (Unaudited)
(In Millions)

	May 1, 2021	May 2, 2020
Assets
Current Assets:
Cash and cash equivalents	$615.9	$70.0
Accounts receivable	33.9	44.9
Merchandise inventories	1,306.5	1,570.3
Federal and state income taxes	73.5	39.2
Other current assets	79.0	55.2
Total current assets	2,108.8	1,779.6

Property and equipment, net	1,257.3	1,434.6
Operating lease assets	47.7	47.9
Deferred income taxes	24.8	4.9
Other assets	69.1	75.3

Total Assets	$3,507.7	$3,342.3

Liabilities and Stockholders' Equity
Current Liabilities:
Trade accounts payable and accrued expenses	$1,075.6	$1,055.8
Current portion of long-term debt and finance lease liabilities	0.5	1.1
Current portion of operating lease liabilities	13.0	14.9
Total current liabilities	1,089.1	1,071.8

Long-term debt and finance lease liabilities	365.9	366.3
Operating lease liabilities	34.5	33.4
Other liabilities	280.5	274.4
Subordinated debentures	200.0	200.0
Stockholders' equity	1,537.7	1,396.4

Total Liabilities and Stockholders' Equity	$3,507.7	$3,342.3

Dillard’s, Inc. and Subsidiaries
Condensed Consolidated Statements of Cash Flows (Unaudited)
(In Millions)

	13 Weeks Ended
	May 1, 2021	May 2, 2020
Operating activities:
Net income (loss)	$158.2	$(162.0)
Adjustments to reconcile net income (loss) to net cash provided by (used in) operating activities:
Depreciation and amortization of property and other deferred cost	47.2	51.3
Gain on disposal of assets	(24.6)	—
Proceeds from insurance	1.8	—
Loss on early extinguishment of debt	2.8	—
Changes in operating assets and liabilities:
Decrease in accounts receivable	2.8	1.2
Increase in merchandise inventories	(218.7)	(105.3)
(Increase) decrease in other current assets	(23.1)	4.6
(Increase) decrease in other assets	(0.5)	1.2
Increase in trade accounts payable and accrued expenses and other liabilities	311.4	161.5
Increase (decrease) in income taxes	45.1	(63.6)
Net cash provided by (used in) operating activities	302.4	(111.1)

Investing activities:
Purchase of property and equipment and capitalized software	(16.9)	(20.2)
Proceeds from disposal of assets	29.3	0.1
Proceeds from insurance	1.8	—
Distribution from joint venture	—	0.2
Net cash provided by (used in) investing activities	14.2	(19.9)

Financing activities:
Principal payments on long-term debt and finance lease liabilities	(0.2)	(0.3)
Cash dividends paid	(3.3)	(3.7)
Purchase of treasury stock	(54.8)	(69.2)
Issuance cost of line of credit	(2.7)	(2.9)
Net cash used in financing activities	(61.0)	(76.1)

Increase (decrease) in cash and cash equivalents	255.6	(207.1)
Cash and cash equivalents, beginning of period	360.3	277.1
Cash and cash equivalents, end of period	$615.9	$70.0

Non-cash transactions:
Accrued capital expenditures	$8.8	$8.3
Accrued purchase of treasury stock	4.0	—
Lease assets obtained in exchange for new operating lease liabilities	3.8	4.0

Estimates for 2021
The Company is providing the following estimates for certain financial statement items for the fiscal year ending January 29, 2022 based upon current conditions. Actual results may differ significantly from these estimates as conditions and factors change - See “Forward-Looking Information.”

	In Millions
	2021	2020
	Estimated	Actual
Depreciation and amortization	$200	$213
Rentals	21	22
Interest and debt expense, net	42	49
Capital expenditures	130	60

Forward-Looking Information
The foregoing contains certain “forward-looking statements” within the definition of federal securities laws. The following are or may constitute forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995: statements including (a) words such as “may,” “will,” “could,” “believe,” “expect,” “future,” “potential,” “anticipate,” “intend,” “plan,” “estimate,” “continue,” or the negative or other variations thereof, and (b) statements regarding matters that are not historical facts. The Company cautions that forward-looking statements contained in this report are based on estimates, projections, beliefs and assumptions of management and information available to management at the time of such statements and are not guarantees of future performance. The Company disclaims any obligation to update or revise any forward-looking statements based on the occurrence of future events, the receipt of new information, or otherwise. Forward-looking statements of the Company involve risks and uncertainties and are subject to change based on various important factors. Actual future performance, outcomes and results may differ materially from those expressed in forward-looking statements made by the Company and its management as a result of a number of risks, uncertainties and assumptions. Representative examples of those factors include (without limitation) the COVID-19 pandemic and its effects on public health, our supply chain, the health and well-being of our employees and customers, and the retail industry in general; other general retail industry conditions and macro-economic conditions; economic and weather conditions for regions in which the Company’s stores are located and the effect of these factors on the buying patterns of the Company’s customers, including the effect of changes in prices and availability of oil and natural gas; the availability of consumer credit; the impact of competitive pressures in the department store industry and other retail channels including specialty, off-price, discount and Internet retailers; changes in consumer spending patterns, debt levels and their ability to meet credit obligations; changes in tax legislation; changes in legislation, affecting such matters as the cost of employee benefits or credit card income; adequate and stable availability and pricing of materials, production facilities and labor from which the Company sources its merchandise; changes in operating expenses, including employee wages, commission structures and related benefits; system failures or data security breaches; possible future acquisitions of store properties from other department store operators; the continued availability of financing in amounts and at the terms necessary to support the Company’s future business; fluctuations in LIBOR and other base borrowing rates; the elimination of LIBOR; potential disruption from terrorist activity and the effect on ongoing consumer confidence; other epidemic, pandemic or public health issues; potential disruption of international trade and supply chain efficiencies; any government-ordered restrictions on the movement of the general public or the mandated or voluntary closing of retail stores in response to the COVID-19 pandemic; world conflict and the possible impact on consumer spending patterns and other economic and demographic changes of similar or dissimilar nature. The Company’s filings with the Securities and Exchange Commission, including its Annual Report on Form 10-K for the fiscal year ended January 30, 2021, contain other information on factors that may affect financial results or cause actual results to differ materially from forward-looking statements.
CONTACT:
Dillard’s, Inc.
Julie Johnson Guymon
501-376-5965
julie.guymon@dillards.com